As filed with the Securities and Exchange Commission on March 19, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BUCA, INC.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	5812	41-1802364
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1300 Nicollet Mall, Suite 5003

Minneapolis, Minnesota 55403

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Joseph P. Micatrotto

Chairman, President and Chief Executive Officer

BUCA, Inc.

1300 Nicollet Mall, Suite 5003

Minneapolis, Minnesota 55403

(612) 288-2382

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Douglas P. Long, Esq.

Faegre & Benson LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

(612) 766-7081

Fax (612) 766-1600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Stock, $.01 par value	3,300,000 shares	$21,450,000	$6.50	$2,718

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers such number of additional shares of common stock to be issued resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of the registration fee pursuant to Rule 457(c) based on the average of the high and low sales prices per share of the Registrant’s Common Stock on March 15, 2004 as reported on the Nasdaq National Market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion. Dated March 19, 2004.

PROSPECTUS

3,300,000 SHARES

BUCA, INC.

COMMON STOCK

This prospectus relates to shares of our common stock that may be sold by the selling shareholders named in this prospectus. The selling shareholders acquired these shares from us in a private placement completed on February 26, 2004. We will not receive any of the proceeds from the sale of those shares.

Our common stock is traded on the Nasdaq National Market under the symbol “BUCA.” On March 15, 2004, the last sale price for our common stock, as reported on the Nasdaq National Market, was $6.55 per share.

See “Risk Factors” beginning on page 2 for factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2004

BUCA, INC.

BUCA, Inc. owns and operates 105 full service restaurants under the names Buca di Beppo and Vinny T’s of Boston. Our Buca di Beppo restaurants offer high quality, immigrant Southern Italian cuisine served in small and large family-style portions meant for sharing in a fun and energetic atmosphere that parodies the decor and ambiance of post-War Italian/American restaurants. Our Vinny T’s of Boston restaurants are based upon re-creations of the high quality neighborhood Italian eateries prominent in the neighborhoods of lower Manhattan, Brooklyn, north-end Boston and South Philadelphia in the 1940s. The menu includes both individual and family-sized portions.

We design each of our restaurants to be a fun, high-energy destination. We strive to make each Buca di Beppo and Vinny T’s of Boston restaurant in a market unique, which reinforces our image as a collection of neighborhood restaurants. Our food, decor and family-style servings all promote a fun, celebratory and socially interactive dining experience that emulates a traditional Italian/American meal.

We were incorporated on December 2, 1994 as a Minnesota corporation. Our principal executive offices are located at 1300 Nicollet Mall, Minneapolis, Minnesota 55403 and our telephone number is (612) 288-2382. Our website is www.bucainc.com. The information on our website is not intended to be part of this prospectus, and you should not rely on any of the information provided there in making your decision to invest in our common stock.

RISK FACTORS

You should carefully consider the following risk factors before you decide to buy our common stock. You should also consider the other information in this prospectus. If any of the following risks actually occur, our business, financial condition, operating results or cash flows, could be materially adversely affected. This could cause the trading price of our common stock to decline, and you may lose part or all of your investment.

Competition May Adversely Affect Our Operations and Financial Results

The restaurant business is highly competitive with respect to price, service, restaurant location and food quality, and is often affected by changes in consumer tastes, economic conditions, population, and traffic patterns. We compete within each market with locally owned restaurants as well as national and regional restaurant chains, some of which operate more restaurants and have greater financial resources and longer operating histories than we do. There is active competition for management personnel and for attractive commercial real estate sites suitable for restaurants. If we are unable to effectively compete within the restaurant industry, our operations and financial results could be adversely affected.

We May Be Unable to Return to Profitability or Raise Additional Capital

We intend to expend significant financial and management resources on the development of additional restaurants. We cannot predict whether we will be able to achieve revenue growth, generate positive cash flow or return to profitability in the future. Our current credit facility limits our ability to build new restaurants, which has contributed to our decision to slow down our future development plans and develop a revised plan to improve our comparable restaurant sales. Failure to achieve these objectives may cause our stock price to decline and make it difficult for us to raise additional capital.

We May Be Unable to Reverse the Trend of Negative Comparable Restaurant Sales Results

Our restaurants have generated negative comparable restaurant sales. If we are unable to reverse the decline in comparable restaurant sales, we may incur asset impairment charges for restaurants that have operating losses and/or negative cash flows and we may close those restaurants, which may result in significant exit costs, including lease termination costs.

Our Business Could Be Materially Adversely Affected if We Are Unable to Expand in a Timely and Profitable Manner

To continue to grow, we must open new Buca di Beppo and Vinny T’s of Boston restaurants on a timely and profitable basis. We have experienced delays in restaurant openings from time to time and may experience delays in the future. Delays or failures in opening new restaurants could materially adversely affect our business, financial condition, operating results or cash flows. We expanded from 11 restaurants at the end of fiscal 1997 to 105 restaurants at the end of fiscal 2003. We acquired nine Vinny T’s of Boston restaurants in January 2002. We expect to open a total of four restaurants (three Buca di Beppo restaurants and one Vinny T’s of Boston) during fiscal 2004. Our ability to expand successfully will depend on a number of factors, some of which are not entirely within our control, including the:

•	identification and availability of suitable restaurant sites;

•	competition for restaurant sites;

•	negotiation of favorable leases;

•	timely development in certain cases of commercial, residential, street or highway construction near our restaurants;

•	management of construction and development costs of new restaurants;

•	securing of required governmental approvals, permits and licenses;

•	recruitment of qualified operating personnel, particularly Paisano Partners and Kitchen Managers;

•	competition in new markets;

•	limitations under our credit facility; and

•	general economic conditions.

In addition, we contemplate entering new markets in which we have no operating experience. These new markets may have different demographic characteristics, competitive conditions, consumer tastes and discretionary spending patterns than our existing markets, which may cause our new restaurants to be less successful in these new markets than in our existing markets. Furthermore, a sustained history of significant operating losses at a restaurant could result in a charge for impairment of assets.

We May Not Be Able to Achieve and Manage Planned Expansion

We face many business risks associated with growing companies, including the risk that our existing management, information systems and financial controls will be inadequate to support our planned expansion. We cannot predict whether we will be able to respond on a timely basis to all of the changing demands that our planned expansion will impose on management and these systems and controls. If we fail to continue to improve management, information systems and financial controls or encounter unexpected difficulties during expansion, our business, financial condition, operating results or cash flows could be materially adversely affected.

Furthermore, we may seek to acquire other operations. To do so successfully, we would need to identify suitable acquisition candidates, obtain financing on acceptable terms and negotiate acceptable acquisition terms. Even if we are successful in completing acquisitions, they may have a material adverse effect on our operating results, particularly in the fiscal quarters immediately following the completion of an acquisition, while the acquisition is being integrated into our operations.

Fluctuations in Our Operating Results May Result in Decreases in Our Stock Price

Our operating results will fluctuate significantly because of several factors, including increases or decreases in comparable restaurant sales, the timing of new restaurant openings and related expenses, profitability of new restaurants, general economic conditions, seasonality of restaurant sales, consumer confidence in the economy, changes in consumer preferences, impairment of restaurant assets, changes in interest rates, competitive factors and weather conditions. As a result, our operating results may fall below the expectations of public market analysts and investors. In that event, the price of our common stock would likely decrease.

Inflation Could Materially Adversely Affect Our Operating Results

The majority of our operating expenses have increased due to inflation. We have tried to offset these increases in operating expenses by increasing menu prices or by implementing other cost-reduction procedures that has limited the overall impact from inflation. Because we are in a competitive industry, we may be limited in the amount of menu prices we can increase. If we are unable to offset increases in operating expenses due to inflation, our business, financial condition, operating results or cash flows could be materially adversely affected.

Increased Energy Costs and Power Outages May Adversely Affect Our Profitability

Our success depends in part on our ability to absorb increases in utility costs. Various regions of the United States in which we operate multiple restaurants, particularly California, have experienced significant and temporary increases in utility prices. We have in the past closed restaurants on a temporary basis due to the inability to receive electrical power. If these increases should recur, our profitability may be adversely affected.

Increased Food Costs Could Materially Adversely Affect Our Operating Results

Our profitability also depends in part on our ability to anticipate and react to changes in food costs. We rely on SYSCO Corporation, a national food distributor, as the primary distributor of our food. Although we believe that alternative distribution sources are available, any increase in distribution prices or failure to perform by SYSCO could cause our food costs to increase. Further, various factors beyond our control, including adverse weather conditions and governmental regulation, may affect our food costs. We cannot predict whether we will be able to anticipate and react to changing food costs by adjusting our purchasing practices and menu prices, and a failure to do so could materially adversely affect our business, financial condition, operating results or cash flows.

Changes in Consumer Preferences or Discretionary Consumer Spending Could Negatively Impact Our Results

Our restaurants feature Italian cuisine served primarily in small and large family-style portions. Our continued success depends, in part, upon the popularity of this type of Italian cuisine and this style of informal dining. Shifts in consumer preferences away from our cuisine or dining style could materially adversely affect our future profitability. Also, our success depends to a significant extent on numerous factors affecting discretionary consumer spending, including economic conditions, disposable consumer income and consumer confidence. Adverse changes in these factors could reduce guest traffic or impose practical limits on pricing, either of which could materially adversely affect our business, financial condition, operating results or cash flows.

We Could Face Potential Labor Shortages

Our success depends in part upon our ability to attract, motivate and retain a sufficient number of qualified employees, including restaurant managers, kitchen staff and wait staff, necessary to keep pace with our expansion schedule. Qualified individuals needed to fill these positions are in short supply in certain areas, and the inability to recruit and retain such individuals may delay the planned openings of new restaurants or result in high employee turnover in existing restaurants, which could have a material adverse effect on our business, financial condition, operating results or cash flows. Additionally, competition for qualified employees could require us to pay higher wages to attract sufficient employees, which could result in higher labor costs.

Our Operations Depend on Governmental Licenses and Complying with Government Regulations

Each of our restaurants is subject to licensing and regulation by alcoholic beverage control, health, sanitation, safety and fire agencies in the state, county and/or municipality in which the restaurant is located. There can be no assurance that we will not experience difficulties or failures in obtaining the required licenses or approvals. If we fail to hold all necessary licenses, we may be forced to delay or cancel new restaurant openings and close or reduce operations at existing locations.

We also are subject to federal and state environmental regulations and adverse changes in these regulations could have a material negative effect on our operations. For example, more stringent and varied requirements of local and state governmental bodies with respect to zoning, land use and environmental factors could delay or prevent development of new restaurants in particular locations.

We are subject to the Fair Labor Standards Act, which governs such matters as minimum wages, overtime and other working conditions, along with the Americans With Disabilities Act, various family leave mandates and a variety of other laws enacted, or rules and regulations promulgated, by federal, state and local governmental authorities that govern these and other employment matters. A material increase in the minimum wage and other statutory benefits could adversely affect our operating results and profitability.

We May Face Liability Under Dram Shop Statutes

Our sale of alcoholic beverages subjects us to “dram shop” statutes in most states. These statutes allow an injured person to recover damages from an establishment that served alcoholic beverages to an intoxicated person. If we receive a judgment substantially in excess of our insurance coverage, or if we fail to maintain our insurance coverage, our business, financial condition, operating results or cash flows could be materially and adversely affected.

Complaints or Litigation and the Related Adverse Publicity from Guests May Materially Adversely Affect Us

We are from time to time the subject of complaints or litigation from guests alleging illness, injury or other food quality, health or operational concerns. These claims may divert our financial and management resources that would otherwise be used to benefit the future performance of our operations. Multi-unit restaurant businesses can also be adversely affected by publicity resulting from poor food quality, food-born illness or other health concerns or operating issues stemming from one or a limited number of restaurants. In particular, since we depend heavily on the brands Buca di Beppo and Vinny T’s of Boston for all of our revenues, unfavorable publicity relating to one or more Buca di Beppo or Vinny T’s of Boston restaurants could have a material adverse effect on our business, results of operations, and financial condition.

We May be Unable to Fund Our Significant Future Capital Needs and We May Need Additional Funding Sooner Than Anticipated

We may need substantial capital to finance our expansion plans, which require funds for capital expenditures, pre-opening costs and potential initial operating losses related to new restaurant openings. We may not be able to obtain additional financing on acceptable terms. If adequate funds are not available, we will have to curtail projected growth, which could materially adversely affect our business, financial condition, operating results or cash flows. Moreover, if we issue additional equity securities, the holdings of existing shareholders may be diluted.

Although we expect that borrowings under our credit facility, combined with other resources will be sufficient to fund our capital requirements at least through fiscal 2005, this may not be the case. Our credit facility limits our capital expenditures in future years, including a maximum of $13 million in fiscal 2004. We may be required to seek additional capital earlier than anticipated if:

•	future actual cash flows from operations fail to meet our expectations;

•	costs and capital expenditures for new restaurant development exceed anticipated amounts;

•	landlord contributions, loans and other incentives are lower than expected;

•	we are required to reduce prices to respond to competitive pressures;

•	we are able to secure a greater number of attractive development sites than currently anticipated; or

•	we are unable to achieve the required bank covenants.

We May Suffer from Uninsured Losses that Could Have a Material Adverse Effect on Our Business

We have comprehensive insurance, including general liability, fire, extended coverage and employee practices liability coverage. However, there are certain types of losses that may be uninsurable or that we believe are not economically insurable, such as earthquakes, other natural disasters, and terrorist attacks. In view of the location of many of our existing and planned restaurants in California and other earthquake prone areas of the United States, our operations are susceptible to damage and disruption caused by earthquakes. In the event of an earthquake or other natural disaster affecting one or more geographic areas of our operations, we could suffer a loss of the capital invested in, as well as anticipated earnings from, the damaged or destroyed properties.

The terrorist attacks on the United States had a significant impact on the portion of our business that is celebratory in nature and adversely affected our restaurant sales and profitability. With the threats of additional terrorists attacks and continuing uncertainty created by the war on terrorism, there could be a potential downturn in the economy and a decrease in consumer spending. These factors, as well as the effects of adverse publicity to our business could have a material adverse effect on our financial condition, results of operations and cash flows.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about our business and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, as more fully described above and elsewhere in this prospectus.

SELLING SHAREHOLDERS

We sold 3.3 million shares of our common stock in a private placement on February 26, 2004. This prospectus relates to the resale from time to time of up to a total of 3,300,000 shares of our common stock by the selling shareholders identified in this prospectus. Pursuant to the terms of the securities purchase agreement executed in connection with the private placement, we filed a registration statement, of which this prospectus constitutes a part, in order to permit the selling shareholders to resell to the public the shares of our common stock in connection with this transaction.

The following table sets forth information with respect to the number of shares of common stock beneficially owned by the selling shareholders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of March 15, 2004. The selling shareholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered. To prevent dilution to the selling security holders, the following numbers may change because of adjustments to reflect stock splits, stock dividends or similar events involving our common stock. The percentages are based on 20,129,670 shares outstanding on March 15, 2004. In the past three years, none of the selling shareholders has had a material relationship with BUCA.

	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After Offering (1)
Name	Number	Percentage of Outstanding	Shares Offered	Number	Percentage of Outstanding
Cranshire Capital, L.P.	80,000	*	80,000	—	—

Deutsche Bank AG, London Branch	97,508	*	85,000	12,508	*

Elliott Associates, L.P. (2)	34,000	*	34,000	—	—

Elliott International, L.P. (2)	51,000	*	51,000	—	—

Fuller & Thaler Behavioral Finance Fund, Ltd.	1,183,000	5.9%	610,000	573,000	2.8%

Portside Growth and Opportunity Fund (3)	100,000	*	100,000	—	—

S.A.C. Capital Associates, LLC	708,100	3.5%	700,000	8,100	*

Smithfield Fiduciary LLC (4)	775,000	3.9%	775,000	—	—

Special Situations Cayman Fund, LP (4)	154,545	*	154,545	—	—

Special Situations Fund III, LP (5)	465,910	2.3%	465,910	—	—

Special Situations Private Equity Fund, LP (5)	154,545	*	154,545	—	—

UBS O’Connor LLC f/b/o O’Connor PIPES Corporate Strategies Master Ltd. (6)	90,000	*	90,000	—	—

*	Less than 1%.
(1)	Assumes sale of all shares of the selling shareholders being offered.
(2)	The general partner of Elliott Associates is Paul E. Singer and the general partner and investment manager of Elliott International, L.P. are controlled by Paul E. Singer. Mr. Singer therefore has voting control and investment discretion over the securities held by the two entities.
(3)	Ramius Capital Group, LLC (“Ramius Capital”) is the investment adviser of Portside Growth & Opportunity Fund (“Portside”) and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S&Co., LLC, the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.

(4)	Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and consequently has voting control and investment discretion over securities held by Smithfield. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield.
(5)	MGP Advisors Limited (“MGP”) is the general partner of Special Situations Fund III, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP and the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. MG Advisers, L.L.C. (“MG”) is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP, AWM and MG and are principally responsible for the selection, acquisition and disposition of the portfolio securities by each investment adviser on behalf of its fund.
(6)	UBS O’Connor LLC is the investment manager for PIPES Corporate Strategies Master Ltd. (the selling shareholder), which is a wholly owned subsidiary of UBS AG which is traded on NYSE. UBS AG is the managing member of UBS, and in that capacity directs its operations.

PLAN OF DISTRIBUTION

The selling shareholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

The selling shareholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-

dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling shareholder. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling shareholder. If we are notified by any selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling shareholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act of 1933.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling shareholders.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. Our SEC filings are also available at the office of the National Association of Securities

Dealers, Inc. For more information on obtaining copies of our public filings at the National Association of Securities Dealers, Inc., you should write to National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the time that all the securities offered by this prospectus are sold:

•	The Annual Report on Form 10-K of the Registrant for the fiscal year ended December 28, 2003 filed pursuant to Section 15(d) of the Exchange Act (File No. 0-25721).

•	The description of the Registrant’s Common Stock which is contained in the Registration Statement on Form 8-A filed April 7, 1999 under the Exchange Act and all amendments and reports filed for the purpose of updating such description.

Our Internet website is: http://www.bucainc.com. We have made available, free of charge, these filings through our Internet website, as soon as reasonably practicable after we electronically file such reports with, or furnish them to, the SEC. You also may request a copy of these filings (other than an exhibit to a filing, unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

Mr. Greg A. Gadel

Executive Vice President, Chief Financial Officer,

Treasurer and Secretary

BUCA, Inc.

1300 Nicollet Mall, Suite 5003

Minneapolis, Minnesota 55402

(612) 288-2382

You should rely only on the information incorporated by reference or presented in this prospectus. We have not authorized anyone else to provide you with different information. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus.

LEGAL OPINIONS

Faegre & Benson LLP, 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota 55402 will pass upon the validity of the shares of common stock offered by this prospectus.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 28, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for contributions received from vendors in support of certain operating expenses), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

Expenses in connection with the issuance and distribution of the shares of common stock being registered hereunder, other than underwriting commissions and expenses, are estimated below.

SEC registration fee	$2,718
Nasdaq listing fee	33,000
Legal services and expenses	10,000
Accounting services and expenses	5,000
Printing fees	2,000
Miscellaneous	2,282

Total	$55,000

Except for the SEC registration fee and the Nasdaq listing fee, all of the foregoing expenses have been estimated. The selling shareholders will bear fees and disbursements of their own legal counsel and accountants and transfer taxes. We will bear all other expenses.

Item 15.    Indemnification of Directors and Officers.

Section 302A.521 of the Business Corporation Law of the State of Minnesota provides that a Minnesota corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

Section 302A.521 also provides that a Minnesota corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 302A.521 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 302A.521 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 302A.521.

Our Amended and Restated Articles of Incorporation and Amended and Restated By-laws provide for indemnification of our directors and officers to the fullest extent permitted by law. The By-laws also permit the Board of Directors to authorize us to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of the Company arising out of his capacity as such. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers, or controlling persons of the Company pursuant to our Amended and Restated Articles of Incorporation, our Amended and Restated Bylaws and the Minnesota Business Corporation Law, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

As permitted by Section 302A.521 of the Minnesota Business Corporation Law, our Amended and Restated Articles of Incorporation provides that directors of the Company shall not be personally liable for monetary damages to us or our shareholders for a breach of fiduciary duty as a director to the full extent that the act permits the limitation or elimination of the liability of directors. As a result of this provision, our shareholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Item 16. Exhibits.

Exhibit	Description

4.1	Specimen of Common Stock certificate (1)

4.2	Amended and Restated Articles of Incorporation of the Registrant (2)

4.3	Articles of Amendment of Amended and Restated Articles of Incorporation of the Registrant

4.4	Amended and Restated By-Laws of the Registrant (3)

4.5	Securities Purchase Agreement, dated as of February 24, 2004, by and among the Registrant and the Investors named therein (4)

4.6	Schedule of Investors who have executed the Securities Purchase Agreement, dated as of February 24, 2004, by and among the Registrant and the Investors named therein

5	Opinion of Faegre & Benson LLP as to the legality of the shares being registered

23.1	Consent of Faegre & Benson LLP (contained in Exhibit 5 to this Registration Statement)

23.2	Consent of Deloitte & Touche LLP

24	Powers of Attorney authorizing Joseph P. Micatrotto and Greg A. Gadel to sign this Registration Statement on behalf of the directors and certain officers of Registrant

(1)	Incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-72593) filed with the Commission on March 24, 1999.
(2)	Incorporated by reference to Exhibit 3.4 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-72593) filed with the Commission on March 24, 1999.
(3)	Incorporated by reference to Exhibit 3.5 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-72593) filed with the Commission on March 24, 1999.
(4)	Incorporated by reference to Exhibit 4.1 to Form 8-K filed with the Commission on February 26, 2004.

Item 17.    Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on March 19, 2004.

BUCA, INC.

By:	/S/ JOSEPH P. MICATROTTO

Joseph P. Micatrotto Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 19, 2004.

/S/ JOSEPH P. MICATROTTO Joseph P. Micatrotto	Chairman, President and Chief Executive Officer (Principal Executive Officer) and Director

/S/ GREG A. GADEL Greg A. Gadel	Executive Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)

Peter J. Mihajlov Joseph P. Micatrotto John P. Whaley Paul J. Zepf Sidney J. Feltenstein	) ) ) ) ) ) ) ) ) ) ) ) )	Board of directors*

*	Greg A. Gadel, by signing his name hereto, does hereby sign this document on behalf of each of the above-named officers and/or directors of the Company pursuant to powers of attorney duly executed by such persons.

By:	/S/ GREG A. GADEL

Greg A. Gadel Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit	Description	Method of Filing

4.1	Specimen of Common Stock certificate (1)	Incorporated by Reference

4.2	Amended and Restated Articles of Incorporation of the Registrant (2)	Incorporated by Reference

4.3	Articles of Amendment of Amended and Restated Articles of Incorporation of the Registrant	Filed Electronically

4.4	Amended and Restated By-Laws of the Registrant (3)	Incorporated by Reference

4.5	Securities Purchase Agreement, dated as of February 24, 2004, by and among the Registrant and the Investors named therein (4) the Registrant and the Investors named therein, dated February 26, 2001 (4)	Incorporated by Reference

4.6	Schedule of Investors who have executed the Securities Purchase Agreement, dated as of February 24, 2004, by and among the Registrant and the Investors named therein the Registrant and the Investors named therein, dated February 26, 2001	Filed Electronically

5	Opinion of Faegre & Benson LLP as to the legality of the shares being registered	Filed Electronically

23.1	Consent of Faegre & Benson LLP (contained in Exhibit 5 to this Registration Statement)	Filed Electronically

23.2	Consent of Deloitte & Touche LLP	Filed Electronically

24	Powers of Attorney authorizing Joseph P. Micatrotto and Greg A. Gadel to sign this Registration Statement on behalf of the directors and certain officers of Registrant	Filed Electronically

(1)	Incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-72593) filed with the Commission on March 24, 1999.
(2)	Incorporated by reference to Exhibit 3.4 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-72593) filed with the Commission on March 24, 1999.
(3)	Incorporated by reference to Exhibit 3.5 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-72593) filed with the Commission on March 24, 1999.
(4)	Incorporated by reference to Exhibit 4.1 to Form 8-K filed with the Commission on February 26, 2004.